UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

               NOTIFICATION OF LATE FILING SEC FILING NO. 0-21604

                   (Check one): [X] Form 10-K & Form 10-KSB [
                        ] Form 20-F [ ] Form 11-K [ ] []
                        Form 10-Q & Form 10-QSB [ ] Form
                                      N-SAR

                       For Period Ended: December 31, 2002
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
          For the Transition Period Ended: ____________________________

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    Read Instructions (on page 3) Before Preparing Form. Please Print or Type
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      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

                    If the notification relates to a portion
                      of the filing checked above, identify
                      the Item(s) to which the notification
                                    relates:

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                         PART I - REGISTRANT INFORMATION
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                             Full Name of Registrant

                   Common Goal Pension and Income Fund L.P. II
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                            Former Name if Applicable


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            Address of Principal Executive Office (Street and Number)

                        c/o Underwood Accounting Service
                                 50 Sandra Drive

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                            City, State and Zip Code
                             Ormond Beach, FL 32176

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
PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X}       (a)       The reasons described in detail in Part III of this form
                    could not be eliminated without unreasonable effort or expense;

[X]       (b)       The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
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The Form 10-KSB could not be filed within the prescribed time period because of delay in receiving financial information from lessors of properties securing Registrant's Mortgage Loans.

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PART IV - OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification:

   Albert E. Jenkins III              (386)                 441-1871
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          (Name)                   (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                     [X] Yes       [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion hereof?
                                                     [ ]  Yes       [X]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   Common Goal Pension and Income Fund L.P. II
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    March 31, 2003                            By: /s/Albert E. Jenkins III
      --------------------------------------           ------------------------
                                                       Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other fully authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.